Exhibit 99.1

CONTACT:	Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES THIRD QUARTER 2010 RESULTS

Third Quarter 2010 Highlights

•	Earnings of $23.7 million or $0.27 per diluted common share

•	Total financing spreads declined 31 basis points to average 1.40%, absorbing the last of the GSE buy-outs of seriously delinquent loans from their guarantee portfolios

•	Portfolio runoff has moderated significantly after the conclusion of the GSE buyout programs

•	Book value declined $0.05 during the quarter to $11.77 per common share

•	Portfolio increased $264 million during the quarter to $7.94 billion resulting in an increase in portfolio leverage to 6.37 times long-term investment capital

DALLAS – October 27, 2010 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $23,673,000 or $0.27 per diluted common share for the quarter ended September 30, 2010. This compares to net income of $42,085,000, or $0.56 per diluted common share for the quarter ended September 30, 2009. The Company paid a third quarter dividend of $0.26 per common share on October 20, 2010.

Third Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust for federal income tax purposes that invests in a leveraged portfolio of residential adjustable-rate mortgage, or ARM securities, issued and guaranteed by federal government-sponsored enterprises, either Fannie Mae or Freddie Mac (the “GSEs”), or by an agency of the federal government, Ginnie Mae. For the quarter ended September 30, 2010, the Company reported net interest margins on interest-earning assets of $27,443,000 compared to $34,436,000 for the quarter ended June 30, 2010. Net interest margins were lower during the current quarter, primarily because of temporarily lower average portfolio balances and other effects of GSE buyouts of seriously delinquent loans from their mortgage guarantee portfolios, the last of which occurred in June and were reflected as July portfolio runoff. Total financing spreads averaged 1.40% during the third quarter of 2010, compared to 1.71% during the second quarter of 2010.

Yields on the Company’s interest-earning assets averaged 2.18% during the third quarter of 2010, a decline of 29 basis points from an average of 2.47% reported for the second quarter of 2010. The decrease reflects higher investment premium amortization primarily due to higher portfolio runoff, lower yields on new acquisitions, as well as lower coupon interest rates on ARM loans underlying the portfolio that reset to more current interest rates. Portfolio runoff averaged 35.6% on an annualized basis during the third quarter (a 33.7% constant prepayment rate, or CPR) compared to 37.9% (a 36.2% CPR) during the second quarter of 2010. On a monthly basis, annualized portfolio runoff was 64.9%, 21.5% and 20.4% during July, August and September, respectively, with July reflecting the final month of GSE buyouts. These last buyouts were focused on relatively low coupon Fannie Mae securities, which represent a significant portion of the Company’s currently-resetting ARM portfolio. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset.

Interest rates on all interest-bearing liabilities, including the Company’s long-term unsecured borrowings, averaged 0.78% during the third quarter of 2010, an increase of 2 basis points from an average of 0.76% during the second quarter of 2010. The Company’s repurchase arrangements and similar borrowings at September 30, 2010 totaled $7.06 billion consisting primarily of 30-day borrowings with 20 counterparties with rates averaging 0.28%, before consideration of interest rate hedging transactions. The Company pays fixed rates of interest averaging 1.17% on currently-paying interest rate swap agreements with notional amounts totaling $2.80 billion and average maturities of 13 months at September 30, 2010. Variable payments based on one- and three-month London Interbank Offered Rate (LIBOR) received by the Company under interest rate swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings.

During the third quarter, the Company entered into several forward-starting swap agreements to reduce the Company’s risk to an eventual increase in interest rates. Together with two similar agreements entered into in October, the Company has now entered into five forward-starting swap agreements with notional amounts totaling $500 million that will begin paying fixed rates of interest averaging 0.69% in January 2011 and expire in January 2013. Additionally, in October the Company entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the floating-rate periods of the Company’s long-term unsecured borrowings that begin in 2015 and 2016 and end with their 2035 and 2036 maturities. These swaps will serve to lock in average borrowing rates at 7.56% (compared to current fixed-rates averaging 8.49%) for the final 20 years of these borrowings.

During the current quarter the Company acquired $1.13 billion in primarily currently resetting ARM securities providing for a $264 million increase in the portfolio during the quarter and more than replacing this quarter’s runoff associated with the conclusion of the GSE buyout programs. As a result of this successful redeployment of capital made available from runoff into new acquisitions, portfolio leverage increased during the quarter to 6.37 to one at September 30, 2010 from 6.20 to one at June 30, 2010. The following table progresses the Company’s portfolio of mortgage securities and similar investments for the quarter and nine months ended September 30, 2010 (in thousands):

	Quarter Ended September 30, 2010	Nine Months Ended September 30, 2010
Mortgage securities and similar investments, beginning of period	$7,678,819	$8,091,103
Increase (decrease) in unrealized gains on securities held available-for-sale	2,106	(1,208)
Portfolio acquisitions (principal amount) at purchased yields of 2.26% and 2.40%, respectively	1,130,443	2,330,780
Investment premiums on acquisitions	39,396	79,689
Portfolio runoff (principal amount)	(890,733)	(2,511,525)
Investment premium amortization	(17,689)	(46,497)

Mortgage securities and similar investments, end of period	$7,942,342	$7,942,342

Book Value per Common Share

Nearly all of Capstead’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels. The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities. The following table illustrates the progression of book value per common share for the quarter and nine months ended September 30, 2010:

	Quarter Ended September 30, 2010	Nine Months Ended September 30, 2010
Book value per common share, beginning of period	$11.82	$11.99
Accretion attributed to capital transactions	—	0.02
Earnings in excess of dividends	0.01	—
Increase (decrease) in fair value of mortgage securities classified as available-for-sale	0.03	(0.02)
Decrease in fair value of interest rate swap agreements designated as cash flow hedges	(0.09)	(0.22)

Book value per common share, end of period	$11.77	$11.77

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Sharply higher portfolio runoff resulting from the GSE buyout programs contributed to significantly higher premium amortization and lower portfolio yields from March to July of this year as well as temporarily lower average portfolio balances as capital made available from this runoff was redeployed in a disciplined fashion. July marked the final month of accelerated runoff from the GSE buyout programs and represented our highest single month of runoff because the GSE buyouts were focused on relatively low coupon Fannie Mae securities, which make up the majority of our currently-resetting ARM securities. In August annualized portfolio runoff declined considerably to 21.5% (a 19.2% CPR) and has trended lower into the fourth quarter with October runoff dropping to approximately 19.6% (a 17.1% CPR), contributing to a substantial improvement in portfolio yields.

“Our third quarter acquisitions of primarily currently-resetting ARM securities more than replaced the quarter’s portfolio runoff and, together with acquisitions subsequent to quarter-end, we have now replaced all of this year’s portfolio runoff through October. If recent market conditions continue, we anticipate reporting an increase for the year in overall portfolio size. Additionally, we locked in favorable fixed rates on our $103 million in long-term unsecured borrowings beginning in 2015 and 2016 through the use of forward-starting interest rate swap agreements. These swap agreements will effectively lower the average cost of this long-term investment capital from the 8.49% being paid currently through 2015 and 2016, to 7.56% to be paid during these long-term borrowings’ final 20 years.

“Our recent success in re-leveraging our investment capital, together with the favorable prepay characteristics of our seasoned portfolio of agency-guaranteed ARM securities and the continuing low borrowing rate environment, bolster our expectations for reporting significantly improved operating results for the fourth quarter and into 2011.

“We remain confident and focused in our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, October 28, 2010 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-8033 in the U.S. and Canada or (201) 689-8033 for international callers. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through November 11, 2010 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 358276.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	increases in costs and other general competitive factors;

•	deterioration in credit quality and ratings;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•

the availability of residential mortgage pass-through securities issued and guaranteed by the GSEs, currently Fannie Mae or Freddie Mac, or by an agency of the federal government, currently Ginnie Mae; and

•	changes in legislation or regulation affecting the GSEs and similar federal government agencies and related guarantees.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties many of which are set forth in the “Risk Factors” sections contained in the Company’s periodic filings with the SEC, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Any forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this document are cautioned not to place undue reliance on the forward-looking statements.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Mortgage securities and similar investments ($7.44 and $7.86 billion pledged under repurchase arrangements at September 30, 2010 and December 31, 2009, respectively)	$7,942,342	$8,091,103
Cash collateral receivable from interest rate swap counterparties	38,738	30,485
Interest rate swap agreements at fair value	—	1,758
Cash and cash equivalents	177,637	409,623
Receivables and other assets	69,836	92,817
Investments in unconsolidated affiliates	3,117	3,117

	$8,231,670	$8,628,903

Liabilities
Repurchase arrangements and similar borrowings	$7,062,389	$7,435,256
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	22,763	9,218
Common stock dividend payable	18,233	37,432
Accounts payable and accrued expenses	16,912	29,961

	7,223,392	7,614,962

Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 188 shares issued and outstanding at September 30, 2010 and December 31, 2009 ($3,085 aggregate liquidation preference)	2,630	2,630
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at September 30, 2010 and December 31, 2009 ($180,023 aggregate liquidation preference)	176,703	176,703
Common stock - $0.01 par value; 250,000 shares authorized:
70,129 and 69,319 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	701	693
Paid-in capital	1,027,996	1,017,185
Accumulated deficit	(355,452)	(356,154)
Accumulated other comprehensive income	155,700	172,884

	1,008,278	1,013,941

	$8,231,670	$8,628,903

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of investments in related unconsolidated affiliates) (unaudited)	$1,108,256	$1,113,919
Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) (unaudited)	6.37:1	6.67:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$11.77	$11.99

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Interest income:
Mortgage securities and similar investments	$40,614	$74,695	$148,398	$243,641
Other	111	69	338	419

	40,725	74,764	148,736	244,060

Interest expense:
Repurchase arrangements and similar borrowings	(11,096)	(26,802)	(35,610)	(98,385)
Unsecured borrowings	(2,186)	(2,186)	(6,560)	(6,560)

	(13,282)	(28,988)	(42,170)	(104,945)

	27,443	45,776	106,566	139,115

Other revenue (expense):
Miscellaneous other revenue (expense)	(427)	16	(730)	(893)
Incentive compensation expense	(983)	(1,058)	(3,728)	(3,435)
General and administrative expense	(2,424)	(2,713)	(8,433)	(8,313)

	(3,834)	(3,755)	(12,891)	(12,641)

Income before equity in earnings of unconsolidated affiliates	23,609	42,021	93,675	126,474
Equity in earnings of unconsolidated affiliates	64	64	194	194

Net income	$23,673	$42,085	$93,869	$126,668

Net income available to common stockholders:
Net income	$23,673	$42,085	$93,869	$126,668
Less cash dividends paid on preferred shares	(5,058)	(5,058)	(15,175)	(15,180)

	$18,615	$37,027	$78,694	$111,488

Net income per common share:
Basic	$0.27	$0.56	$1.13	$1.74
Diluted	0.27	0.56	1.12	1.71

Weighted average common shares outstanding:
Basic	69,736	65,392	69,490	63,763
Diluted	70,080	75,436	69,839	73,798

Cash dividends declared per share:
Common	$0.260	$0.560	$1.120	$1.700
Series A Preferred	0.400	0.400	1.200	1.200
Series B Preferred	0.315	0.315	0.945	0.945

CAPSTEAD MORTGAGE CORPORATION

MARKET VALUE ANALYSIS

(in thousands, unaudited)

	September 30, 2010					December 31, 2009
	Principal Balance	Premiums	Basis or Notional Amount	Market Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Mortgage securities held available-for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Current-reset ARMs	$6,530,390	$123,972	$6,654,362	$6,799,125	$144,763	$94,177
Longer-to-reset ARMs	597,713	11,429	609,142	635,265	26,123	79,884
Fixed-rate	175	1	176	192	16	16
Ginnie Mae:
Current-reset ARMs	335,677	2,438	338,115	344,802	6,687	5,240
Longer-to-reset ARMs	128,192	4,678	132,870	133,390	520	—

	$7,592,147	$142,518	$7,734,665	$7,912,774	$178,109	$179,317

Interest rate swap positions (c)			$3,100,000	$(22,763)	$(22,446)	$(6,441)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $8.6 million, unsecuritized investments in residential mortgage loans with a cost basis of $11.0 million and commercial notes with a cost basis of $10.0 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). As of September 30, 2010 average months-to-roll for current-reset and longer-to-reset ARM securities were 5.4 months and 27.8 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps (see page 10 of this release for further information).
(c)	The Company uses two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements or longer-term committed borrowings, if available at attractive rates and terms, to help mitigate exposure to higher short-term interest rates. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. As of September 30, 2010, these swap positions had the following characteristics (in thousands):

Quarter of Contract Expiration	Notional Amount	Average Fixed Rate
Currently-paying contracts:
Fourth Quarter 2010	$—	—%
First Quarter 2011	400,000	1.37
Second Quarter 2011	100,000	1.19
Third Quarter 2011	400,000	1.33
Fourth Quarter 2011	900,000	1.15
First Quarter 2012	800,000	1.10
Second Quarter 2012	—	—
Third Quarter 2012	200,000	0.83
Fourth Quarter 2012	—	—

	2,800,000	1.17

Forward-starting contracts:
First Quarter 2013	300,000	0.77

	$3,100,000	1.13

After consideration of these swap positions, the Company’s portfolio and related borrowings under repurchase arrangements had durations of approximately 8 3/4 and 6 1/2 months, respectively, for a net duration gap of approximately 2 1/4 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

YIELD/COST ANALYSIS

(dollars in thousands)

(unaudited)

	3rd Quarter 2010 Average (a)			2nd Quarter 2010 Average (a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$5,372	6.48%	24.3%	$6,028	6.47%	27.2%
ARMs	6,895,479	2.16	36.5	7,089,531	2.50	39.0
Ginnie Mae ARMs	388,334	2.92	13.2	339,804	3.26	13.5

	7,289,185	2.20	35.7	7,435,363	2.54	38.0

Unsecuritized residential mortgage loans:
Fixed-rate	3,549	7.01	6.3	3,606	7.00	6.2
ARMs	7,518	3.80	7.4	7,806	3.83	14.2

	11,067	4.83	7.1	11,412	4.83	11.9
Commercial loans	10,020	9.67	—	10,034	9.55	—
Collateral for structured financings	3,538	8.07	3.7	3,570	8.09	3.4

	7,313,810	2.22	35.6	7,460,379	2.55	37.9
Other interest-earning assets(b)	171,577	0.26		285,165	0.19

	7,485,387	2.18		7,745,544	2.47

Secured borrowings based on:
30-day to 90-day interest rates, as adjusted for hedging transactions	6,599,599	0.65		6,891,355	0.64
Structured financings	3,538	8.07		3,570	8.09

	6,603,137	0.66		6,894,925	0.64
Unsecured borrowings(c)	103,095	8.49		103,095	8.49

	6,706,232	0.78		6,998,020	0.76

Capital employed/total financing spread	$779,155	1.40		$747,524	1.71

(a)	Basis represents the Company’s average investment before unrealized gains and losses. Average asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.
(b)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties.
(c)	Unsecured borrowings consist of junior subordinated notes with original terms of 30 years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3.1 million of the trusts’ common securities to Capstead and to privately place $100.0 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.

Subsequent to quarter-end, the Company entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s unsecured borrowings that begin in 2015 and 2016 and end with their maturity in 2035 and 2036. After considering these cash-flow hedges, the effective borrowing rate during the final 20 years of these borrowings will average 7.56%.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of September 30, 2010)

(unaudited)

ARM Type	Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (b)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,159,707	2.94%	2.31%	1.73%	3.19%	10.17%	5.1
Freddie Mac Agency Securities	1,494,655	3.52	2.43	1.94	2.19	11.42	6.5
Ginnie Mae Agency Securities	338,115	3.25	1.79	1.53	1.00	10.10	5.1
Residential mortgage loans	7,442	3.46	2.52	2.06	1.55	11.07	4.5

	6,999,919	3.08	2.32	1.77	2.85	10.43	5.4

Longer-to-reset ARMs:
Fannie Mae Agency Securities	352,425	5.02	2.34	1.63	1.88	10.59	26.3
Freddie Mac Agency Securities	256,717	5.80	2.43	1.75	1.88	11.10	25.1
Ginnie Mae Agency Securities	132,870	3.34	1.77	1.50	1.03	8.37	37.0

	742,012	4.99	2.26	1.65	1.73	10.37	27.8

	$7,741,931	3.26	2.32	1.75	2.74	10.43	7.5

(a)	Basis represents the Company’s investment (unpaid principal balance plus unamortized investment premium) before unrealized gains and losses. As of September 30, 2010, the ratio of basis to related unpaid principal balance for the Company’s ARM securities was 101.88. This table excludes $5 million in fixed-rate Agency Securities, $4 million in fixed-rate residential mortgage loans and $4 million in private residential mortgage pass-through securities held as collateral for structured financings.
(b)	Net WAC, or weighted average coupon, is presented net of servicing and other fees and represents the cash yield inherent in the portfolio as of the indicated date before amortization of investment premiums. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average Net Margins represents the weighted average level over the underlying indexes that the portfolio can adjust to upon reset, usually subject to periodic and lifetime limits, or Caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. Months to Roll refers to the average number of months until coupon reset and is an indicator of duration.